Exhibit 10.1

Schedule E
2007 Incentive Stock Plan
Rules and Regulations for the
Performance Share Program
2009

Grant Type: Grant Date: Award Period:	PSU — Annual February 27, 2009 January 1, 2009 to December 31, 2011

I. GENERAL. Except as otherwise indicated in this schedule, the terms of Performance Share Units (“PSUs”) granted under this Schedule are the same as those described in the Rules and Regulations. Except as defined below, defined terms under this Schedule are the same as under the Rules and Regulations.

II. ELIGIBILITY. Each Eligible Employee who also is a Grade 1 or 2 employee on the Grant Date is eligible to receive Performance Shares if the Committee in its sole and non-reviewable discretion designates him or her to receive a Performance Share Unit (“Performance Unit Grantee”).

III.	PSUs

A. Definitions: For the purpose of this Schedule:

“2005—2010 EPS CAGR” means Earnings per Share for 2010 divided by $2.53 to the power of 0.2, reduced by One.

“Award Period” means three years, with the first Award Period commencing on January 1, 2009 and ending December 31, 2011.

“Code” means the Internal Revenue Code of 1986 or any successor thereto.

“Final Award” for each Award Period means the percentage of Target described in paragraph C of this Article III.

“Earnings Per Share” or “EPS” means the Company’s earnings per shares of common stock adjusted to exclude charges or items from the measurement of performance relating to (1) restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges; (2) an event either not directly related to Company operations or not reasonably within the control of Company management; and (3) the effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles.

“Grant Date” means the date a Performance Share Unit is granted, which for Performance Share Units intended to constitute “performance-based compensation” under Section 162(m) of the Code shall not be later than 90 days after the beginning of an Award Period.

“Performance Unit Grantee” means an Eligible Employee who receives a Performance Share Unit.

“Performance Share Unit” means an award of Performance Shares as described in this Schedule.

“Performance Share” means a phantom share of Common Stock. Until distributed pursuant to paragraph F of this Article III, Performance Shares shall not entitle the holder to any of the rights of a holder of Common Stock; provided, however, that the Committee retains the right to make adjustments in the case of a corporate restructuring as described in Section 6 of the ISP.

“Target Shares” means the number of Performance Shares that will be distributable if the Performance Measures are achieved at the level identified as “target” for the entire Award Period without regard to the Payout Multiplier.

“Year” means calendar year.

B. Establishment of Targets

The Committee, in its sole and non-reviewable discretion, shall determine the Target Shares for each Performance Share Unit for each Performance Unit Grantee.

C. Determination of Performance Share Units. The Final Award is derived as follows:

1. The Target Award is divided by 3 (the “First Annual Tranche,” “Second Annual Tranche” and “Third Annual Tranche,” respectively, and each an “Annual Tranche”). Each Annual Tranche is a separate award for purposes of Section 162(m).

2. By March 30 of an award year, the Committee shall associate an EPS for each Payout Percentage in the following table with respect to that Year (the following table applies for 2009 for both the First Annual Tranche for 2009 PSU grants, and the Second Annual Tranche for 2008 PSU grants):

EPS	Payout Percentage
Less than $3.145
$3.145 (Minimum)
$3.153
$3.161
$3.169
$3.177
$3.185
$3.193
$3.204
$3.214
$3.225 (Target)
$3.236
$3.246
$3.257
$3.268
$3.278
$3.289
$3.310
$3.321
$3.332
$3.342
$3.353
$3.364
$3.374
$3.385 or more (Stretch)
-0- 50 55 60 65 70 75 80 87 93 100 107 113 120 127 133 140 153 160 167 173 180 187 193 200

3. After the award year ends, the Annual Tranche is multiplied by the Payout Percentage according to the above table after the Committee determines actual EPS for that award year.

4. Steps 2 and 3 are completed for each of the First, Second and Third Year Annual Tranches, (yielding the “First, Second and Third Year Results,” respectively).

5. The Sum of the First, Second and Third Year Results is multiplied by the sum of One and the Payout Modifier Percentage based on the 2005—2010 EPS CAGR according to the following table. The result is the Final Award.

2005—2010 EPS CAGR	Payout Modifier
0.0% 0.5 1.0 1.5 2.0 2.5 3.0 3.5 4.0 4.5 5.0 5.5 6.0 6.5 7.0 7.5 8.0 8.5 9.0 9.5 10.0 10.5 11.0 11.5 12.0	-20.0% -18.8 -17.5 -16.3 -15.0 -13.8 -12.5 -11.3 -10.0 -8.8 -7.5 -6.3 -5.0 -3.8 -2.5 -1.3 0.0 2.5 5.0 7.5 10.0 12.5 15.0 17.5 20.0

D. Dividends

Dividends shall not be paid, accrued or accumulated on Performance Shares during the Award Period.

E. Termination of Employment

1. General Rule – Upon the termination of the employment of a Performance Unit Grantee for any reason other than those specified in paragraphs E.2. through E.6. of this Article (including but not limited to voluntary or involuntary resignation, or failure or refusal to accept relocation or reassignment within the Company or employment with a JV), any Final Award shall be distributed to the Performance Unit Grantee with respect to any Award Period that was completed prior to the employment termination. All other Performance Share Units shall expire and be forfeited in their entirety at the end of the last day of employment. Termination of employment during the Award Period for any reason other than those specified in paragraphs E.2. through E.6. (in the Committee’s determination) shall render a Performance Share Unit subject to this paragraph E.1. upon termination of employment.

2. Separation – If a Performance Unit Grantee’s employment is terminated at an employer’s initiative (as determined by the Company or JV in its sole discretion) due to lack of work because, for example, the Company eliminates the Performance Unit Grantee’s job or divests itself of a business resulting in his/her loss of employment with the Company, then the Performance Unit Grantee shall be considered “Separated.” In case of Separated Performance Unit Grantees, with respect to any Award Period completed prior to the employment termination, the Final Award shall be distributed at the time active Performance Unit Grantees receive such distributions. With respect to any other Performance Share Unit, the Final Award shall be multiplied by a fraction, the numerator of which is the number of completed months in the Award Period during which the Performance Unit Grantee was employed by the Company or JV, and the denominator of which is 36. Such pro rata amount shall be distributed at the time active Performance Unit Grantees receive such distributions with respect to that Award Period.

3. Retirement – Upon a Performance Unit Grantee’s retirement (including early and disability retirement), PSUs granted less than 6 months prior to such retirement date shall expire and be forfeited in their entirety at the end of the last day of employment. Performance Share Units granted at least 6 months prior to such retirement date shall be distributable on a pro rata basis at the time active Performance Unit Grantees receive such distributions with respect to that Award Period. The pro rata portion shall be determined by multiplying the Final Award by a fraction, the numerator of which is the number of completed months in the Award Period during which the Performance Unit Grantee was employed by the Company or JV, and the denominator of which is 36.

4. Death – Upon a Performance Unit Grantee’s death, any Final Award shall be distributed to the Performance Unit Grantee with respect to any Award Period that was completed prior to the Performance Unit Grantee’s death. All other Performance Share Units shall assume a Target Shares payout and be multiplied by a fraction, the numerator of which is the number of completed months in the Award Period during which the Performance Unit Grantee was alive, and the denominator of which is 36. Such amount shall be distributed as soon as administratively practicable following the date of death.

5. Gross Misconduct – If the employment of a Performance Unit Grantee is terminated for deliberate, willful or gross misconduct, all Performance Share Units, including but not limited to those for which the Award Period has ended, shall immediately be forfeited.

6. Joint Venture Service. For the purposes of this Article, notwithstanding a Performance Unit Grantee’s termination of employment with the Company, if he or she assumes and retains a position in a JV in accordance with this paragraph, employment with the JV will be treated as if it were employment with the Company. To qualify for this paragraph, (i) a Performance Unit Grantee must transfer employment directly from the Company to the JV without an intervening break in employment, (ii) the Performance Unit Grantee’s transfer to the JV must be made with the input and approval of his/her senior management and a representative of the Company’s Corporate Human Resources department and (iii) the Company’s Corporate Human Resources representative and a similar representative from the JV must agree that the transfer meets the business needs of the Company and the JV.

Where a Performance Unit Grantee transfers employment from a JV to the Company, employment will be treated as if it continued with the JV if (i) the Performance Unit Grantee transfers employment directly from the JV to the Company without an intervening break in employment, and (ii) the Company’s Corporate Human Resources representative and a similar representative from the JV agree that the transfer meets the business needs of the Company and the JV.

This paragraph does not apply to a transfer of employment to the JV’s parent or other affiliate unless that entity is within the Company’s controlled group of entities.

F. Distribution of Performance Shares

1. General Rule. Following the end of an Award Period, each Performance Unit Grantee shall be entitled to receive a number of shares of Common stock equal to the Final Award, rounded down to the nearest whole number (no fractional shares shall be issued). Such distribution shall be made as soon as administratively feasible, but in no event later than the end of the calendar year in which the Final Award is determined. Unless otherwise determined by the Committee, the Company shall withhold any applicable taxes directly from a Performance Share Unit before it is denominated in actual shares of Common Stock. Moreover, the Committee may permit the Performance Unit Grantee to defer the value of a Performance Share Unit into the Merck & Co., Inc. Deferral Program (the “Deferral Program”) or such other Company-sponsored deferral program; provided, however, the Committee intends that any such deferral shall for so long as it remains within the Deferral Program be limited to investment denominated as Common Stock and ultimately distributed as such. An election to defer a Performance Share Unit into the Deferral Program shall be made in accordance with rules applicable to the Deferral Program.

2. Death. In the case of distribution on account of a Performance Unit Grantee’s death, the portion of the Performance Share Unit distributable shall be distributed to the Performance Unit Grantee’s estate. Unless the Committee determines otherwise, the Company will withhold any applicable taxes directly from a Performance Unit before it is denominated in actual             shares of Common Stock.

G. Transferability

Prior to distribution pursuant to paragraph F. of this Article III, Performance Share Units shall not be transferable, assignable or alienable except by will or the laws of descent or distribution following a Performance Unit Grantee’s death.

IV. Administrative Powers

In addition to the Committee’s powers set forth in the ISP and the Rules and Regulations, anything in this Schedule to the contrary notwithstanding, the Committee may revise the terms of any Performance Share Unit not yet granted or, with respect to any Performance Share Unit not intended to constitute “performance-based compensation” under Section 162(m) of the Code, granted but prior to the end of an Award Period if unforeseen events occur and which, in the judgment of the Committee, make the application of original terms of this Schedule or the Performance Share Unit unfair and contrary to the intentions of this Schedule unless a revision is made.

V. Clawback Policy for PSUs Upon Significant Restatement of Financial Results

A. PSUs Subject to Clawback. PSUs, and any proceeds therefrom, are subject to the Company’s right to reclaim their benefits in the event of a significant restatement of financial results for any Award Period, pursuant to the process described below.

1. The Audit Committee of the Board will review the issues and circumstances that resulted in a restatement of financial results to determine if the restatement was significant and make an initial determination of the cause of the restatement—that is whether the restatement was caused, in whole or in part, by Executive Fault (as those terms are defined below); and

2. The Compensation and Benefits Committee of the Board will (a) recalculate the Company’s results for any Award Period with respect to PSUs that included an Award Period which occurred during the restatement period; and (b) if it is determined that such restatement was caused in whole or in part by the Executive’s Fault, the Compensation and Benefits Committee will seek reimbursement from the Executive of that portion of the payout of the PSU that the Executive received within 18 months of the restatement based on the erroneous financial results.

B. “Executive” means executive officers for the purposes of the Securities Exchange Act of 1934, as amended.

C. “Fault” means fraud or willful misconduct. “Willful misconduct” is generally viewed as dereliction of a duty or unlawful or improper behavior committed voluntarily and intentionally; something more than negligence. If the Audit Committee determines that Fault may have been a factor causing the restatement, the Audit Committee will appoint an independent investigator whose determination shall be final and binding.

D. Exclusions from Clawback. This Article does not apply to restatements that the Audit Committee determines (1) are required or permitted under generally accepted accounting principles (“GAAP”) in connection with the adoption or implementation of a new accounting standard or (2) are caused due to the Company’s decision to change its accounting practice as permitted under GAAP.

VI. Change in Control

Upon the occurrence of a Change in Control (as such term is defined in the ISP), each unvested Performance Share Unit which is outstanding immediately prior to the Change in Control shall immediately become vested in an amount equal to the sum of (1) the Annual Tranche times the Payout Percentage for each Year in the Award Cycle prior to the Change in Control, if any, that has been completed for at least 90 days and (2) the sum of each Annual Tranche for all other Years in the Award Cycle.

VII. Section 409A Compliance.

Anything in the ISP or this Schedule to the contrary notwithstanding, no distribution of Performance Share Units may be made unless in compliance with Section 409A of the Code or any successor thereto. In addition, distributions to “Specified Employee” as defined in Treas. Reg. Sec. 1.409A-1(i) or any successor thereto, to the extent required by Section 409A of the Code, distributions, if any, made due to a separation from service (as defined in Section 409A) will be made as soon as administratively feasible after the first day of the sixth month following the separation from service, in the same form as they would have been made had this restriction not applied; provided further, that no dividend or dividend equivalents will be paid, accrued or accumulated in respect of the period during which distribution was suspended.